Exhibit 19.1

LIFEWARD LTD.

INSIDER TRADING POLICY

This document sets forth the Insider Trading Policy (the “Policy”) of Lifeward Ltd. (“Lifeward”). The Policy establishes the policies and procedures that govern trading by Lifeward personnel in Lifeward securities and securities of any other company about which such personnel learns material, nonpublic information in the course of performing his or her duties for Lifeward.  The Policy has been adopted by Lifeward to fulfill its responsibilities as a public company under U.S. federal securities laws to prevent insider trading and to help its personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Lifeward.  Should you have any questions regarding this Policy, please contact Michael Lawless, the Company’s CFO and the “Securities Compliance Officer”.

It is important that all Lifeward personnel review the Policy carefully.  Noncompliance with the Policy is grounds for disciplinary action, including and up to immediate termination. Failure to comply with the policies and procedures set forth below also can result in a serious violation of the U.S. federal securities laws by the person trading, leading to potential civil and criminal penalties on that person.

I.	Scope of Policy

All directors, officers and other employees of Lifeward and its subsidiaries, and all contractors who devote all or substantially all of their time to Lifeward, and if designated by the Securities Compliance Officer, any other consultant or contractor to Lifeward, are subject to the prohibitions set forth in this Policy (each such person subject to the Policy is referred to as a “Covered Person”).

The restrictions imposed by the Policy apply to trading in any Lifeward securities, which includes ordinary shares, options to purchase ordinary shares, any other type of securities that Lifeward may issue (such as convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any of Lifeward’s securities or an opportunity, direct or indirect, to profit from any change in the value of Lifeward’s securities, except for trades made pursuant to plans approved by the Securities Compliance Officer in accordance with this policy that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (as discussed in Part V of this Policy) (“Derivative Securities”). The restrictions imposed by the Policy also apply to a situation in which, during the course of your service to or employment by Lifeward, you become aware of material nonpublic information about another company (1) with which Lifeward has an existing business relationship, including but not limited to, Lifeward’s distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which Lifeward is in active discussions concerning a potential transaction or business relationship, neither you nor your Associates (a defined below) may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information.

II.	Additional Persons Subject to this Policy

Each of the policies and procedures under the Policy that is binding on a Covered Person also applies to the “Associates” of such Covered Person, which consist of:

•
(i) your Family Members (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);

•
all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•	all persons who execute trades on your behalf; and

•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities, unless the entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership), confirms to the reasonable satisfaction of the Securities Compliance Officer that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws and is aware that securities laws prohibit any person or entity who has material nonpublic information concerning Lifeward from purchasing or selling securities of Lifeward or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Situations may exist where a Covered Person has a record ownership of or beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser.  In such cases, this Policy is not intended to proscribe dealings in securities so long as the Covered Person has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility.  Similarly, this Policy does not proscribe the purchase, sale or holding of an interest in a publicly traded mutual fund, even if the fund holds or trades in Lifeward securities or Derivative Securities.

For the avoidance of doubt, it is hereby clarified that all prohibitions, policies and procedures detailed in this Policy apply not only to each Covered Person, but also to his or her Associates and all persons and entities listed in this Section II, even if it is not explicitly stated so below.  Each Covered Person is responsible for making sure that any Associate or other persons and entity listed in this Section II that is subject to this Policy complies with it.  Any reference to “Covered Person” below shall be deemed to include such additional persons.

III.	General Insider Trading Prohibition

Any Covered Person who possesses knowledge of any “material information” concerning Lifeward that has not been disclosed to the public is prohibited from (i) trading in Lifeward securities or Derivative Securities, (ii) advising others to trade or to refrain from trading in Lifeward securities or Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in Lifeward securities or Derivative Securities. These restrictions remain in effect until the information is fully disclosed to the public or until the information, although not disclosed, ceases to be material.

For purposes of insider trading liability, it does not matter that delaying the transaction until the material nonpublic information is disclosed or ceases to be material might cause the Covered Person or an Associate of a Covered Person to incur a financial loss, or whether there is some independent reason for the transaction (such as the need to raise money for an emergency expenditure).  In addition, except in the limited circumstances discussed below (see “Approved Trading Plans”), it does not matter that a Covered Person or an Associate of a Covered Person may have decided to engage in a transaction before learning of the undisclosed material information.  Further, it also is irrelevant that publicly disclosed information about Lifeward or any other applicable company would, without consideration of the undisclosed material information, provide a substantial basis for engaging in the transaction.  The federal securities laws do not recognize any such mitigating circumstances and further, even the appearance of an improper transaction must be avoided to preserve Lifeward’s reputation for adhering to the highest standards of conduct.

Material Information

In general, information is considered material as it relates to any company if there is a substantial likelihood that a reasonable shareholder or potential investor would consider the information important in making a decision to buy, hold or sell securities of such company.  While this standard is not always easy to apply, any information that could be expected to affect the price of a company’s securities (or any security that derives its value from such securities), whether positive or negative, should be considered material.  Some examples of information that is almost always regarded as material include: significant transactions such as pending or proposed mergers, tender offers, acquisitions or dispositions; financial forecasts (especially earnings estimates); corporate restructurings; regulatory rulings; unanticipated changes in the level of sales, earnings or expenses or earnings that are not consistent with the consensus expectations of the investment community; material changes to previously filed financial statements; credit rating changes; stock splits; stock dividends; equity or debt offerings; changes in senior management or member of our Board of Directors; entry into or loss of a substantial contract not in the ordinary course of business; impending bankruptcy or the existence of severe liquidity problems; significant actual or threatened litigation or governmental investigations or major developments in such matters; cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches; and similar matters.

The above items will not always be material. For example, some new products or contracts may clearly be material while others may not be. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to Lifeward. Any Covered Person who has questions as to the materiality of any nonpublic information is advised to contact the Securities Compliance Officer for guidance.  When in doubt as to the materiality of any nonpublic information, Covered Persons should refrain from trading.

Public Disclosure

Disclosure of material information to the public generally means the disclosure of the information in a filing with the U.S. Securities and Exchange Commission (the “SEC”) (such as Lifeward’s annual report on Form 10-K or current reports on Form 8-K) or otherwise released broadly to the marketplace (such as by a press release).  More limited dissemination of the information, such as in a company communication to employees (even if it is to all employees generally), does not qualify as public disclosure. To ensure adequate disclosure, two full trading days should be permitted following public disclosure to allow the securities markets an opportunity to digest the news.

Tipping

Covered Persons who cannot trade in Lifeward securities, securities of any other company, or Derivative Securities, by reason of the possession of material, nonpublic information also may not either (i) disclose such information to any other person for the purpose of allowing the other person to trade in the above securities, whether or not you intend to or actually do realize a profit (or any other benefit), (ii) recommend to any person that such person engage in or refrain from engaging in any transaction involving Lifeward’s securities, or (iii) provide trading advice with respect to the above securities (even though the nonpublic information that provides the basis for the advice is not disclosed to the person).  Any such disclosure or trading advice constitutes a violation of the federal securities laws (referred to as “tipping”) and can result in liability for both the tipper and the tippee, as well as for Lifeward and supervisory personnel.

IV.	Blackout Periods[1]

Covered Persons are prohibited from trading in Lifeward securities or Derivative Securities during blackout periods, regardless of whether they actually possess material, nonpublic information.

Regular Blackout Periods

There are four regular blackout periods with respect to trading per year (the “Quarterly Blackout Periods”).  Each Quarterly Blackout Period begins at 12:01 a.m. Eastern time on the 16th day of the third month of the quarter (i.e. 12:01 a.m. Eastern time on each March 16, June 16, September 16 and December 16) and ends at 11:59 p.m. Eastern time on the close of trading on the second full trading day following the public dissemination by Lifeward of its quarterly (or, in the case of the fourth quarter, annual) financial results by press release to the national wire services or by making a filing with the SEC. For the purposes of the foregoing, a full trading day means an entire calendar day in which a session of regular trading hours on the Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred. Covered Persons may be allowed to trade during Blackout Periods (as defined below) only pursuant to a pre-approved Rule 10b5-1 Plan as described in Section VI below.

1 Note to Lifeward: Company should consider whether they intend for all persons covered by this Policy to be subject to the Blackout Periods. We typically see a smaller group of people (those who would regularly receive material nonpublic information, such as the finance team) subject to blackout periods.

Covered Persons are prohibited from trading in Lifeward securities or Derivative Securities during Quarterly Blackout Periods. A Covered Person may not donate, make a gift or make any other transfer of Lifeward securities or Derivative Securities without consideration during a Blackout Period without the prior approval of the Securities Compliance Officer.

Designated Blackout Periods

Any Covered Person, at any time and from time to time, may be informed by the Securities Compliance Officer that he or she, and his or her Associates, are subject to a designated blackout period due to such person’s involvement in or knowledge of a particular matter (a “Designated Blackout Period” and, together with the Quarterly Blackout Periods, “Blackout Periods”).  Covered Persons so advised are prohibited from trading in Lifeward securities or Derivative Securities until they receive further written notice from the Securities Compliance Officer.  The Securities Compliance Officer may also impose a Designated Blackout Period to prohibit trading in the securities of other companies to ensure compliance with this Policy. The existence of a Designated Blackout will not be announced other than to those who are subject to it.  Any Covered Person or their Associates made aware of the existence of a Designated Blackout Period should not disclose the existence of such blackout for any reason as the Designated Blackout Period may itself be considered under this Policy to be material nonpublic information about Lifeward.

It is important to keep in mind that, even if a Blackout Period is not in effect, the prohibition on trading on material, nonpublic information continues to apply at all times.

V.	Pre-Clearance Procedures for Restricted Persons

All of the directors and executive officers (as defined by Section 16 of the Exchange Act) of Lifeward and any other Covered Persons designated by the Securities Compliance Officer because they have access to material nonpublic information about Lifeward are referred to herein as “Restricted Persons.”  A list of current Restricted Persons is attached hereto as Exhibit A, and may be updated from time to time by the Chief Executive Officer and Chief Financial Officer.

Restricted Persons must obtain, even during an open trading window, the approval of the Securities Compliance Officer before effecting a trade in Lifeward securities or any Derivative Security (the “Pre-Clearance Requirement”) (to the extent that such persons are permitted to trade in Derivative Securities consistent with the Other Prohibited Transactions described in Part VII). The Pre-Clearance Requirement also applies to Associates of the foregoing individuals.

No Restricted Persons may trade in Lifeward securities unless:

•
The Restricted Person has notified the Securities Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached hereto as Exhibit B.  To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Securities Compliance Officer at least two (2) business days before the intended trade date;

•
The Restricted Person has certified to the Securities Compliance Officer in writing before the proposed trade(s) that the Restricted Person does not possess material nonpublic information concerning Lifeward;

•
If the Restricted Person is an executive officer or director, the Restricted Person has informed the Securities Compliance Officer, using the Stock Transaction Request form, whether, to the Restricted Person’s best knowledge, (a) the Restricted Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of Lifeward or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•	The Securities Compliance Officer has approved the trade(s) and has certified their approval in writing (which may be by email).

Restricted Persons who have questions regarding the Pre-Clearance Requirement are advised to contact the Securities Compliance Officer. The Securities Compliance Officer does not assume responsibility for, and approval by the Securities Compliance Officer does not protect the Restricted Person from, the consequences of prohibited insider trading.

VI.	Approved Trading Plans

Transactions by Covered Persons pursuant to a written trading plan (an “Approved Plan”) will not violate this Policy and are not subject to the Blackout Period restrictions or pre-approval procedures if the following conditions are met:

•	the Securities Compliance Officer must approve the Approved Plan prior to it being executed;

•	The Approved Plan must comply with the requirements of the Rule 10b5-1 under the Exchange Act, including the following:

(i)	it must be a written, binding contract, instruction or plan entered into outside of a Blackout Period and at such time when the Covered Person is not in possession of material, nonpublic information;

(ii)
the Approved Plan must expressly specify the amounts, prices and dates of transactions (specifically or through a written formula, or a combination thereof) or confer discretionary authority on another person (who is not a Covered Person or Associate and otherwise is not in possession of material, non-public information) to effect one or more purchase or sale transactions for the account of the instructing person;

(iii)	the instructing person may not exercise any subsequent influence over how, when or whether the transactions are effected; and

(iv)	the purchase or sale must occur pursuant to the Approved Plan.

No Covered Person may have more than one Approved Plan at any time. Following the adoption or modification of an Approved Plan, no transactions may be initiated until the later of (i) ninety (90) days following the adoption or modification of such Approved Plan or (ii) two business days following Lifeward’s filing of the applicable Form 10-Q or Form 10-K for the fiscal quarter in which such Approved Plan was adopted or modified (the “Cooling-Off Period”).  Notwithstanding the foregoing, in no event shall the Cooling-Off Period exceed one hundred and twenty (120) days for a director or officer or thirty (30) days for any other employee.

Any proposed deviation from the specifications of an Approved Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Securities Compliance Officer.

The Securities Compliance Officer shall approve any Approved Plan that complies with the terms of this Section VI. Any modification or termination of an Approved Plan previously approved by the Securities Compliance Officer requires a new approval by the Securities Compliance Officer.  The Securities Compliance Officer may require as a condition to such approval that the modification or termination occur during a trading window, that the Covered Person not be aware of material nonpublic information and that additional conditions, such as a cooling off period, must be satisfied.

A contract, instruction or plan of the type described above will generally only be necessary for a Restricted Person and should not generally be necessary for other Covered Persons.

VII.	Other Prohibited Transactions

Lifeward considers it improper and inappropriate for any Covered Person or their Associates to engage in short-term or speculative transactions in Lifeward securities or in other transactions in Lifeward securities that may transfer the full risks and rewards of ownership over Lifeward securities. Therefore, it is Lifeward’s policy that Covered Persons and their Associates may not engage, in any of the following transactions:

•
Publicly Traded Options.  A transaction in options is, in effect, a bet on the short-term movement of Lifeward shares and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of long-term objectives.  Accordingly, transactions in puts, calls or other Derivative Securities, on an exchange or in any other organized market, are prohibited absent prior written approval of the Securities Compliance Officer.

•
Standing Orders.  A standing order placed with a broker to sell or purchase Lifeward shares at a specified price leaves the shareholder with no control over the timing of the transaction. A transaction pursuant to a standing order – which does not meet the standards of an Approved Plan – executed by the broker when the Covered Person is aware of material, nonpublic information may result in unlawful insider trading.  Accordingly, standing orders are prohibited during any regular or designated blackout period and at any time that the Covered Person is aware of material, non-public information.

•
Hedging Transactions.  Certain forms of hedging or monetization transactions allow Covered Persons to lock in much of the value of their Lifeward securities, often in exchange for all or part of the potential for upside appreciation in the securities.  These transactions allow the Covered Person to continue to own the covered Lifeward security, but without the full risks and rewards of ownership.  Such transactions may use methodologies or financial instruments including, but not limited to, short sales, puts, calls, collars, prepaid variable forward contracts and exchange funds.   When that occurs, the Covered Person may no longer have the same objectives as Lifeward’s other securityholders. Therefore, Covered Persons are prohibited from employing any such methodologies or using any such financial instruments with respect to a Lifeward security absent prior written approval of the Securities Compliance Officer.

•	Margin Calls. You may not use Lifeward’s securities as collateral in a margin account.

•	Pledges. You may not pledge Lifeward securities as collateral for a loan (or modify an existing pledge).

Any Covered Person who has questions as to whether a particular strategy would violate the Policy is advised to contact the Securities Compliance Officer.

VIII.	Application of the Policy to Lifeward’s Equity Incentive Plans

The provisions of the Policy apply to various investment decisions concerning Lifeward securities made by a Covered Person in connection with Lifeward’s equity incentive plans, as are in effect from time to time.

Equity Incentive Plans

The Policy does not apply to the grant or the cash exercise of share options granted under Lifeward’s equity incentive plans as in effect from time to time, and also would not apply to the delivery of shares to any entity administrating said plans on behalf of Lifeward upon exercise of such options to the extent such transactions are permissible under the equity incentive plans.  However, the delivery of Lifeward shares to any third party in payment for the exercise price of a share option and/or for tax withholding, known as a “cashless” or “same-day sale” exercise, as well as any sale to a third party of Lifeward shares acquired upon the exercise of a share option, is subject to the same restrictions that apply to any other sale of Lifeward securities, including the Pre-Clearance Requirement set forth in Section V if the person effecting any such transaction is a Restricted Person.  These restrictions also apply to any Associate who acquires a transferred stock option.

The Policy also does not apply to the vesting or delivery of restricted shares or restricted share units. In addition, this Policy does not apply to sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (i) as required by either Lifeward’s Board of Directors (or a committee thereof) or the award agreement governing such equity award or (ii) as you elect, if permitted by Lifeward, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.

IX.	Post-Termination Transactions

The restrictions imposed by the Policy will continue to apply to a Covered Person and their Associates after the termination of his or her employment with or engagement by Lifeward for such period of time as such Covered Person is aware of material, nonpublic information until that information has become public or is no longer material.  If a Covered Person’s employment or engagement has ended within a Blackout Period, he or she shall be subject to the Blackout Period restrictions detailed above.

X.	Reason for the Prohibition

Under the federal securities laws, it is unlawful for any director, officer or employee of, or any person otherwise associated with, a public company to trade, or to enable others to trade, in the securities of that company while in possession of material, nonpublic information.  Violators may be subject to criminal prosecution and/or civil liability.

A criminal prosecution can result in significant fines and imprisonment.  Civil actions may be brought by a private plaintiff or the SEC.  A person who has been found in a civil action brought by the SEC to have violated the prohibition on insider trading by purchasing or selling a security while in possession of material, nonpublic information, or by communicating such information to another person who engages in such trading, can be held liable for a penalty up to three times the profit gained, or the loss avoided, by the person who traded while in possession of material, nonpublic information.  The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving, either permanently or for a period of time, as a director or officer of a public company.  There are no limits on the size of the transaction that can trigger insider trading liability.  Relatively small trades have in the past occasioned civil and criminal investigations and lawsuits.

Insider trading also can generate significant adverse publicity and, as a result, cause a substantial loss of confidence in Lifeward and its securities on the part of the public and the securities markets.  This could have an adverse impact on the price of Lifeward shares and other securities to the detriment of Lifeward and its shareholders.

Remember, anyone scrutinizing your transactions in Lifeward securities or Derivative Securities will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

XI.	Conclusion

Lifeward will strictly enforce the prohibitions against insider trading and the additional restrictions and procedures set forth in this Policy.  Any Covered Person, or their Associate, who is uncertain regarding the applicability of the Policy is urged to contact the Securities Compliance Officer prior to executing any sale or purchase transaction involving Lifeward securities or Derivative Securities to determine if he or she may properly proceed. Directors and officers of Lifeward should be particularly careful, since avoiding the appearance of engaging in share transactions on the basis of material, nonpublic information can be as important as avoiding consummating a transaction actually based on such information.

XII.	Amendment

This Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

XIII.	Acknowledgement

We will deliver a copy of this Insider Trading Policy to all current Covered Persons, and to future Covered Persons at the start of their employment or relationship with Lifeward.  Each of these individuals must sign, date and return the Acknowledgement set forth on Exhibit C attached hereto (or such other certification as the Securities Compliance Officer may deem appropriate) stating that you have received, read, understand, and agree to comply with the terms of this Policy.  The attached acknowledgment must be completed and submitted to Lifeward within ten days of receipt.  Lifeward may require you to sign such an Acknowledgement on an annual basis or upon amendment or modification of this Policy, which Acknowledgement may be in electronic format. Please note that you are bound by this Policy whether or not you sign the Acknowledgement.

*          *          *

Revised and Adopted: February [__], 2025

EXHIBIT A

RESTRICTED PERSONS

•	Larry Jasinski

•	Michael Lawless

•	Charles Remberg

•	Jeannine Lynch

•	Almog Adar

•	Ami Kraft

•	Miri Pariente

•	David Hexner

•	Judy Kula

•	Kathleen O’Donnell

•	Craig Peters

•	John William Poduska

•	Randel Richner

•	Joseph Turk

•	Hadar Levy

•	Michael Swinford

•	Robert J. Marshall Jr.

EXHIBIT B

STOCK TRANSACTION REQUEST

Pursuant to Lifeward Ltd.’s Insider Trading Policy, I hereby notify Lifeward Ltd. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE
Number of ordinary shares:
Intended trade date:

Means of acquiring ordinary shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market
	☐	Other (please specify): _____________________________________________________________________________

INTENT TO SELL
Number of ordinary shares:
Intended trade date:

Means of selling ordinary shares:	☐	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market
	☐	Other (please specify): ________________________________________________________________________________

SECTION 16	RULE 144 (Not applicable if transaction requested involves a purchase)

☐	I am not subject to Section 16.	☐
I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐	To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐	None of the above.	☐	The transaction requested will be made pursuant to an effective registration statement covering such transaction.

		☐	None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and, if applicable, (2) purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Policy.  I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date
APPROVAL
Signature of Securities Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out.

EXHIBIT C

ACKNOWLEDGEMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of Lifeward Ltd. (the “Company”).  I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy by all of my “Associates.”  I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.

This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:

Name:

Title:

Send signed Acknowledgement to:

Michael Lawless
Chief Financial Officer
Lifeward Ltd.
mike.lawless@golifeward.com